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                                                                  Exhibit 10.32


                            [NORTH COAST LETTERHEAD]


                 FORM OF CHANGE IN CONTROL PROTECTION AGREEMENT


                                                                  March 21, 2003


Omer Yonel


Dear Omer:

North Coast Energy, Inc. (the "Company") recognizes that the possibility of a change in control with respect to the Company may exist and that such possibility, and the uncertainty and distraction such situations raise among key employees, may work to the detriment of the Company and its stockholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key employees, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company until the termination of your employment in conjunction with a "change in control" (as defined in Section 2 hereof), and to encourage you to do your best to facilitate the sale of the Company, this letter agreement ("Agreement") sets forth the severance benefits which this Company agrees will be provided to you in the event your employment with the Company is terminated within the period specified in Section 4 hereof immediately following any change in control either by you for "Good Reason" or by the Company "Without Cause" (both as defined in Section 3 hereof). In the event that a change in control does not occur, your severance benefits, if any, shall be determined without regard to this Agreement.

Nothing herein shall be construed so as to prevent either you or the Company from terminating your employment at any time, for cause or otherwise, subject only to the specific payment and other provisions hereinafter provided for under certain circumstances in the event a change in control shall have occurred prior to the date your termination becomes effective. Unless you have a written employment agreement with the Company, you hereby specifically acknowledge that, as of the date of effectiveness of this Agreement, your employment by the Company is employment-at-will, subject to termination by you or by the Company at any time with or without cause.

1. CONTINUED EMPLOYMENT. Subject to the terms, provisions and conditions of this Agreement, this confirms that you have advised the Company that, in consideration of, among other things, the Company's entering into this Agreement with you, it is your present intention to remain in the employ of the Company, in the position and with


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         substantially the same duties and responsibilities that you currently have, or in a position and with such duties as the Company and you may hereafter mutually agree in writing, unless and until there occurs a change in control of the Company.

2. CHANGE IN CONTROL. A "Change in Control" of the Company will be deemed to occur if at any time after the date of this Agreement:

         (a) The Company is merged, consolidated or reorganized into another corporation or entity or nv NUON (or any successor of nv NUON) or an affiliate thereof (collectively "NUON") sells or otherwise transfers all or part of the outstanding voting securities it holds in the Company and as a result thereof immediately after such transaction an entity or a group of entities acting in concert holds greater ownership than NUON of the corporation or entity surviving after such merger, consolidation, reorganization or sale of securities, or

         (b) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or entity and as a result thereof immediately after such transaction an entity or a group of entities acting in concert holds greater ownership than NUON of the corporation or entity purchasing such assets.

The first date upon which a Change in Control as defined above takes place shall be known as the "Effective Date."

3. TERMINATION OF EMPLOYMENT. Your employment with the Company shall or may be terminated, as the case may be, for any of the following reasons:

         (a) Death. Termination of your employment with the Company due to your death;

         (b) Retirement. Termination of your employment with the Company at or after the attainment of age sixty-five (65);

         (c) Disability. Termination of your employment with the Company either by you or the Company, if you become disabled as determined by a physician acceptable to you and the Company by reason of physical or mental impairment for an aggregate of one hundred eighty (180) days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive months to such an extent that you are unable to substantially perform your duties of employment with the Company on a full-time basis;

         (d) Cause. Termination of your employment with the Company at any time for Cause. For purposes of this Agreement, "Cause" shall mean:

             (i) The willful and continued failure by you to perform substantially your duties with the Company or one of its affiliates (other than for Disability or Good Reason), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed your duties;



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             (ii) Your willfully engaging in conduct demonstrably and materially injurious to the Company; or

             (iii) Conviction of any felony, any crime involving moral turpitude, or any crime committed in the conduct of your official duties which is materially adverse to the welfare of the Company.

             For purposes of this Section 3(d), no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith or without your reasonable belief that such act or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given you pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Termination of your employment with the Company shall not be deemed to be for Cause unless and until, in the case of any failure on your part in respect of clause (i) or
             (ii) of this Section 3(d), the Board first gives you written notice specifying the nature of the failure and the steps that you must take to cure any such failure, and you fail to take those steps within 30 days after such notice is given and, in the event the Board deems such failure not to have been cured, there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after 30 days' written notice of termination of employment is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

         (e) Good Reason. You may terminate your employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

             (i) The assignment of any duties inconsistent in any material respect with your position, authority, duties or responsibilities, as such existed prior to the Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

             (ii) Any failure by the Company to continue to provide you with Base Compensation (as defined below) or substantially the same Employee Benefits (as set forth on Exhibit A hereto) to which you were entitled immediately prior to the Effective Date; excluding, however, a reduction in your Base Compensation caused by the implementation of an across-the-board salary reduction program for other similarly situated employees of the Company;

             (iii) The Company's requiring you to be based at or generally work from any location other than a location within thirty-five (35) miles of the location where you were based or generally worked from prior to the Effective Date;



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             (iv) Any failure by the Company or any permitted successor to the
             Company hereunder to comply with and satisfy its obligations under
             Section 10 of this Agreement; or

             (v) Any material breach by the Company of provisions of this Agreement not heretofore referenced in this Section 3(e).

         (f) Without Cause. The Company may terminate your employment with the Company Without Cause. For purposes of this Agreement the term "Without Cause" shall mean termination of your employment for reasons other than for Death, Retirement, Disability or Cause. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if your employment with the Company was terminated prior to the date on which the Change in Control of the Company occurs, and such termination
         (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control of the Company or (ii) was by the Company and arose with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement your employment shall be deemed to have been terminated by the Company Without Cause under this Section 3(f) of this Agreement and the "Effective Date" shall mean the date immediately prior to the Date of Termination. Furthermore, termination of your employment or removal of you from your office or position in the Company prior to a Change in Control but following the commencement of any discussion with any third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of you after a Change in Control for purposes of this Agreement.

         (g) Scope of Agreement. Termination of the employment of the employee for Cause, by the employee other than for Good Reason, or by reason of death, Disability or Retirement of the employee does not result in benefits to the employee under the terms of this Agreement, unless and to the extent explicitly provided for herein.

Except in the case of Retirement or Death, termination of your employment shall be effective only as of the earliest date (hereinafter referred to as the "Date of Termination") specified by either you or the Company in a written notice of termination ("Notice of Termination") to the other party hereto.

4. SEVERANCE PAY. If a Change in Control of the Company occurs and within two years (three years in the event the employee's severance multiple is greater than two) thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, then in addition to all other benefits which you have earned prior to such termination or to which you are otherwise entitled, the Company shall pay to you as severance pay, in a lump sum on or before the fifth day following the Date of Termination, the following amounts:

         (a) your full base salary and other benefits earned or accrued through the Date of Termination at the rate in effect ten days prior to the date the Notice of Termination is given, to the extent not theretofore paid; and



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         (b) an amount equal to the Severance Multiple specified on Exhibit A hereto times an amount which is determined as follows: one-half of the cumulative total of your Base Compensation relating to the two calendar years immediately preceding the year in which the Change in Control occurs; provided that "Base Compensation" for a calendar year is defined as the following: the sum of your (i) "Annual Base Salary" plus
         (ii) any "Additional Compensation" for that year. "Annual Base Salary" shall mean the gross amount of your salary for a full calendar year before any deductions or deferral amounts, which amount shall be annualized for any calendar year in which you were not employed for the full year and, if you are only employed during all or part of one calendar year prior to the Change in Control, such annualized amount shall be used to determine your Annual Base Salary for the two calendar years preceding the Change in Control. "Additional Compensation" shall mean your total short-term incentive compensation, including: commissions, bonuses, and any elective contributions that are made by or on behalf of you under any plan maintained by the Company that are not includable in gross income under Sections 125, 402(e)(3) or 402(h)(1)(B) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), but excluding moving or educational reimbursement expenses, amounts realized from the exercise of any stock options and imputed income attributable to any fringe benefit. If you were not eligible for Additional Compensation relating to both of the two years immediately preceding the Change in Control, the amount of your "Additional Compensation" relating to the year immediately preceding the year in which the Change in Control occurs shall be counted twice for the purpose of determining the cumulative total of your Base Compensation hereunder.

5. WELFARE BENEFIT PLANS; INSURANCE. If a Change in Control of the Company occurs and within the specified period thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, then the Company shall cause to be maintained in full force and effect, for the continued benefit of you and your dependents for two years after the Date of Termination, all health and welfare benefits historically provided to you before the Date of Termination, including health, accident, disability and life insurance at the levels in effect before the Date of Termination, and such other employee benefit plans, programs and arrangements (excluding, however, any tax-qualified and nonqualified retirement plan or program of the Company), in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such welfare plans, programs and arrangements. In the event that your participation in any such welfare plan, program or arrangement is barred, or any such plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide you with benefits substantially similar to those which you were entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination. At the end of the period of coverage hereinabove provided for, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to you.

6. OUTPLACEMENT SERVICES. If a Change in Control of the Company occurs and within the specified period thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, then the Company



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         shall provide you, at the Company's expense, which shall not exceed 25%
         of your Base Compensation in effect at the Effective Date, outplacement services with a firm selected by you.

7. NO MITIGATION REQUIRED. You shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 or 5 by seeking other employment or otherwise. Notwithstanding the foregoing, you shall be required to inform the Company in the event that you become re-employed and benefits otherwise receivable under Section 5 of this Agreement shall be reduced to the extent that, and for any period during which, you receive substantially similar benefits from another employer.

8.       ADDITIONAL PAYMENTS.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it is determined (as hereinafter provided) that any payment or distribution by or on behalf of the Company or its affiliates, to or for your benefit or for the benefit of your estate, whether paid or payable or distributed or distributable in connection with your employment by the Company or its affiliates pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or similar right (any such payment or distribution, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including federal, state, and local taxes and any interest or penalties imposed with respect to such taxes and including any Excise Tax) imposed upon the Gross-Up Payment, you and/or your estate collectively retain (or have withheld and credited on your behalf for tax purposes) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 8(e) hereof, all determinations required to be made under this Section 8 (including whether an Excise Tax is payable by you, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment), shall be made by a nationally recognized legal or accounting firm selected by you (the "Firm"). The Firm shall submit its initial determination and detailed supporting calculations to both you and the Company within 15 calendar days after the Date of Termination, if applicable. If the Firm determines that any Excise Tax is payable by you and that a Gross-Up Payment is required, the Company shall pay you the required Gross-Up Payment within five business days after receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and/or you, with respect to the preparation of your federal income tax return for the subject year. As a result of the uncertainty in the application of
         Section 4999 of the Code (or any successor provision thereto) at the time of the initial



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         determination by the Firm hereunder, it is possible that Gross-Up
         Payments which will not have been made by the Company should have been made (an "Underpayment") or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In the event that the Company exhausts its remedies pursuant to Section 8(e) hereof and you thereafter are required to make a payment of any Excise Tax, you may direct the Firm to determine the amount of the Underpayment (if any) that has occurred and to submit its determination and detailed supporting calculations to both you and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to you, or for your benefit, within five business days after receipt of such determination and calculations. In the case of an Overpayment, you shall, at the direction of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment and ensure that such Overpayment is returned to the Company.

         (c) You and the Company shall each provide the Firm access to and copies of any books, records and documents in the possession of the Company or you, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determination contemplated by Section 8(b) hereof.

         (d) The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by Section 8(b) hereof shall be borne by the Company. If any such fees and expenses are initially paid by you, the Company shall reimburse you the full amount of such fees and expenses within five business days after receipt from you of a statement therefor and reasonable evidence of your payment thereof.

         (e) You agree to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten business days after you actually receive notice of such claim. You agree to further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you). You agree not to pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which you give such notice to the Company and (ii) the date that any payment or amount with respect to such claim is due. If the Company notifies you in writing at least five business days prior to the expiration of such period that it desires to contest such claim, you agree to:

             (i) Provide the Company with any written records or documents in your possession relating to such claim reasonably requested by the Company;

             (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney



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             competent in respect of the subject matter and reasonably selected by the Company;

             (iii) cooperate with the Company in good faith in order to contest effectively such claim; and

             (iv) permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for and against any Excise Tax or federal, state or local income taxes, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
         Section 8(e), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 8(e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or federal, state and local income taxes including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that you shall agree, at the request of the Company, to extend the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due, provided such extension shall be limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (f) If, after the receipt by you of an amount advanced by the Company pursuant to Section 8(e) hereof, you receive any refund with respect to such claim, you agree (subject to the Company's complying with the requirements of Section 8(e) hereof) to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon net of any taxes imposed with respect thereto). If, after your receipt of an amount advanced by the Company pursuant to Section 8(e) hereof, a determination is made that you are not entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall



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         offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 8.

9. INDEMNIFICATION; D&O INSURANCE. If a Change in Control of the Company occurs and within the specified period thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, then the Company shall, to the fullest extent permitted by law, honor all of the Company's obligations to indemnify and hold you harmless (whether pursuant to the Company's Amended and Restated Certificate of Incorporation, By-Laws, individual indemnity agreements, applicable laws or otherwise), including any obligations to advance funds against any cost or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to you to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigative, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred relating to or in connection with any action or omission in connection with your employment with the Company. In addition, the Company shall continue to provide directors and officers liability coverage for your benefit in the same maximum amount, and on substantially the same terms and conditions, as the policy currently in effect with respect to the Company's directors and officers, for a period of at least six years.

10. COMPANY SUCCESSORS; BINDING AGREEMENT. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or other transaction that does not constitute a "Change in Control") to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if the Company had terminated your employment after a Change in Control occurring at the time of succession, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

11. YOUR SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisees, legatees, or other designee or, if there be no such devisee, legatee or other designee, to your estate.

12. LEGAL FEES AND EXPENSES. It is the intent of the Company that you shall not be required to incur the expenses associated with the enforcement of your rights under this Agreement by legal action or negotiation to resolve any disputes in the event that you are



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         the prevailing party in the dispute. Accordingly, if it should appear to you that the Company has failed to comply with any of its obligations under this Agreement or in the event the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action designed to deny, or to recover from, you the benefits intended to be provided to you hereunder, the Company irrevocably authorizes you from time to time to retain counsel of your choice, at the expense of the Company, to represent you in connection with the initiation or defense of any legal action or negotiation to resolve any disputes relative to this Agreement on the matters provided for herein, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company; provided, however, that you shall be obligated to reimburse the expense of the Company for your reasonable counsel fees and related fees and expenses that the Company has paid on your behalf in the event that you are not the prevailing party in the dispute. The Company shall also pay or cause to be paid any and all counsel and related fees and expenses incurred by you as a result of the Company's failure to perform this Agreement or any provision hereof (including this Section 12) or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof; provided, however, that you shall be obligated to reimburse the expense of the Company for your reasonable counsel fees and related fees and expenses that the Company has paid on your behalf in the event that you are not the prevailing party in the dispute.

13. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board, provided, that the Company shall have the right to terminate its obligations to you under this Agreement by written notice given to you at any time prior to a Change in Control of the Company, so long as such termination is not done in anticipation of or in connection with a Change in Control of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof.

15. VALIDITY; GOVERNING LAW. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the




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         laws of the State of Ohio, without giving effect to the principles of conflicts of law of such state.

16. JURISDICTION. In the event of any dispute or controversy arising under or in connection with this Agreement the parties hereto hereby irrevocably consent to the jurisdiction thereof of either the Common Pleas Court of the State of Ohio (Summit County) or the United States District Court for the Northern District of Ohio.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of the letter which will then constitute our agreement on this subject.

                                      Sincerely,

                                      NORTH COAST ENERGY, INC.


                                      By: /s/Dale E. Stitt
                                          -------------------------------
                                          Dale E. Stitt, Chief Financial Officer


Accepted and agreed to
this 21st day of March, 2003


/s/ Omer Yonel
----------------------------
Omer Yonel



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




                     CHANGE IN CONTROL PROTECTION AGREEMENT


                                    EXHIBIT A


       NAME OF EMPLOYEE                                SEVERANCE MULTIPLE
       ----------------                                ------------------
          Omer Yonel                                            3
---------------------------------              ---------------------------------




List of Benefits:
----------------



1.       Medical insurance

2.       Dental insurance

3.       Group term life insurance

4.       Short-term disability / salary or wage continuation

5.       Long-term disability insurance

6.       401(k) investment plan

7.       Paid time off

8.       Skills enhancement

9.       Automatic payroll deposit

10.      Paid jury duty

11.      Bereavement leave

12.      Workers' compensation






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